UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

Youbet.com, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-26015	95-4627253
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5901 De Soto Avenue, Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 668-2100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 15, 2006, we entered into a placement agency agreement with ThinkEquity Partners, LLC pursuant to which ThinkEquity Partners agreed to act as our placement agent in connection with a registered direct offering of 6.2 million shares of our common stock at an offering price of $3.25 per share. The registered direct offering closed on December 20, 2006.

The placement agency agreement contains customary representations, warranties and covenants by us, and we also made certain representations to investors in the offering in a subscription agreement entered into by us with each investor. A form of the subscription agreement is attached as an exhibit to the placement agency agreement. The closing of the offering was subject to customary closing conditions. Under the placement agency agreement, we have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

The foregoing is a summary of the material terms of the placement agency agreement. As a summary, it does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the placement agency agreement that is being filed with this report as Exhibit 1.1 and is incorporated herein by this reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained under Item 1.01 above and Item 8.01 below is incorporated herein by this reference.

Item 8.01. Other Events.

The shares were issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-126131). The opinion of Dow Lohnes PLLC, our counsel for the offering, relating to the legality of the shares issued and sold in the offering is being filed with this report as Exhibit 5.1.

Net proceeds from the offering are approximately $18.5 million after deducting the placement agent’s fees and $0.5 million of estimated offering expenses. We intend to use these net proceeds primarily to fund the repayment of three promissory notes (subject to rights of set-off and the other terms of the notes) with an aggregate principal amount of $10.2 million issued to UT Group in February 2006 as partial consideration for our purchase of United Tote Company and for other general corporate purposes, including any make-whole payments payable to UT Group.

The terms of the $5.2 million promissory note payable to UT Group require that we promptly prepay this obligation following consummation of this offering. The terms of the $1.8 million promissory note and the $3.2 million promissory note provide that we are required to repay these obligations in March 2007 and June 2007, respectively. The $1.8 million promissory note and the $3.2 million promissory note also provide rights of set-off under certain circumstances. We intend to invest $5.0 million of the net proceeds in money-market accounts and other liquid investments in anticipation of repaying the $1.8 million promissory note and the $3.2 million promissory note in accordance with their respective terms. We will retain discretion over the use of the remaining net proceeds of this offering. The amount and timing of our actual expenditures for general corporate purposes may vary significantly depending on numerous factors, including the amount of cash used by our operations.

Under the stockholder rights agreement between Youbet and UT Group entered into in connection with the acquisition of United Tote, the shares of our common stock issued to UT Group are subject to a make-whole provision pursuant to which we will pay UT Group, on or about February 19, 2007, a one time cash payment equal to the amount by which $5.50 exceeds the weighted-average trading price of our common stock for the five trading-day period ending on February 9, 2007, multiplied by the number of shares delivered by us and then held by UT Group on February 9, 2007. For example, assuming the weighted-average trading price calculated under the stockholders rights agreement was $3.58 per share, which was the last reported sale prices of our common stock on December 14, 2006, then we would be required to pay approximately $4.2 million, assuming UT Group still holds all 2,181,818 shares. This make-whole provision terminates if the trading price of our common stock meets or exceeds $6.15 per share for any three consecutive trading days or if UT Group sells more than 352,700 shares in any five consecutive trading days. The stockholder rights agreement also allows us to cause UT Group to use its best efforts to sell some or all of its Youbet shares on or prior to February 9, 2007 at prices below $5.50 per share, provided that we pay UT Group a make-whole payment equal to the difference between $5.50 per share and the price per share at which UT Group was forced to sell its shares, multiplied by the number of shares sold at our request. We believe that UT Group still holds all 2,181,818 shares issued to it in connection with our acquisition of United Tote.

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits:

1.1	Placement Agency Agreement, dated December 15, 2006, by and between Youbet.com, Inc. and ThinkEquity Partners, LLC.

5.1	Opinion of Dow Lohnes PLLC.

23.1	Consent of Dow Lohnes PLLC (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBET.COM, INC.

Date: December 20, 2006	By:	/s/ Gary W. Sproule

Gary W. Sproule
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
1.1	Placement Agency Agreement, dated December 15, 2006, by and between Youbet.com, Inc. and ThinkEquity Partners, LLC.
5.1	Opinion of Dow Lohnes PLLC.
23.1	Consent of Dow Lohnes PLLC (included in Exhibit 5.1).